EXHIBIT 99.1

Community West Bancshares Earns $1.6 Million, or $0.19 Per Diluted Share, in 1Q20; Results Reflect COVID-19 Response; Declares Quarterly Cash Dividend of $0.045 Per Common Share

GOLETA, Calif., April 24, 2020 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported net income of $1.6 million, or $0.19 per diluted share, for the first quarter of 2020 (1Q20), compared to $2.7 million, or $0.32 per diluted share, in 4Q19, and $1.5 million, or $0.18 per diluted share, in 1Q19.

Response to the COVID-19 Pandemic

“What began as a quarter with good momentum, has been disrupted by a global health crisis that set off an economic crisis which is now our highest priority.  Community West Bank put its pandemic plan into action in mid-March to adjust to the potential impact of the COVID-19 virus pandemic on our employees, customers and our communities. Notwithstanding the impact of COVID-19, our first quarter 2020 earnings were solid, supported by net interest income expansion compared to a year ago and improved operating efficiencies,” stated Martin E. Plourd, President and Chief Executive Officer.  “We began preparations for the COVID-19 pandemic in mid-February by putting together a Task Force, comprised of the executive team and department managers who are directing operations during the pandemic to protect the safety of customers and employees as much as possible.  We have kept branch lobbies open, implementing new safety measures commensurate with World Health Organization, Centers for Disease Control, and government orders to protect our customers and employees and keep them safe.  Currently approximately 45% of our employees are working remotely and it’s been business as usual from an operational standpoint.  Our lending teams have reached out to all borrowers to determine the impact of the decline in economic activity on their business, focusing specifically on customers that may have difficulty re-opening their businesses with sufficient cash flow.”

“While our asset quality at quarter end remained strong, we are being proactive in our approach to the COVID-19 pandemic and its impact on Ventura, Santa Barbara and San Luis Obispo counties,” Plourd continued.  “We are here for our clients assisting them by maintaining service inside our branches and through digital and electronic channels all while adhering to State and Federal guidelines which are changing rapidly.”

On March 19, 2020, Governor Newsom of California issued a state-wide Shelter-in-Place order for all of its residents, resulting in the closing of non-essential businesses or a substantial reduction in business activity.  Essential purpose entities such as food and agriculture businesses, medical professionals, transportation, and banks were exempted from the closures; unemployment rates are increasing in our local markets.  The sectors that have been most heavily impacted include hospitality, restaurants, shops, salons and other business that are shut down by state and local order.  The Company’s management team has evaluated its exposure to loans related to this pandemic and at March 31, 2020, the Bank’s exposure as a percent of the total loan portfolio to these industries was approximately 12%.

The Company is actively monitoring the effects of the COVID-19 pandemic on our loan and deposit customers.  We are focused on assessing the risks in our loan portfolio and working with our customers to minimize losses.  We have implemented loan programs to allow our clients who were directly impacted by the pandemic to defer loan payments for up to 180 days.  As of March 31, 2020, loan customer requests to defer payments on loans totaling approximately $76 million were received.  Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) providing economic relief for the country, including the $349 billion Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) to fund short-term loans for small businesses.  As a preferred SBA lender, we have been actively taking loan applications under the PPP for our business clients.  We will continue to respond with client-focused employees and assist our customers with their financial needs during this difficult time.  The Company began taking loan applications from its eligible business clients immediately after the program was up and running.  To date, the Company has received client applications of approximately $62 million, and is working diligently with the SBA to qualify clients to receive PPP loans, and as of April 17, 2020 had $44 million in approved SBA PPP loans.

Management is closely monitoring credit metrics and performing stress testing on the Bank’s loan portfolio.  In addition, resources have been reallocated to credit administration to closely analyze higher risk segments within our portfolio, monitor and track loan payment deferrals and customer liquidity, and provide timely reporting to the board of directors and management.  The management team continues to analyze economic conditions in the markets we serve.  Based on the Company’s capital levels, current economic climate, and underwriting policies management expects to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.  In an effort to be conservative, the Company drew down $10 million on its line of credit that can be down streamed to the Bank as additional capital if needed in the future.

First Quarter 2020 Financial Highlights:

  Net income was $1.6 million, or $0.19 per diluted share, in 1Q20, compared to $2.7 million, or $0.32 per diluted share in 4Q19, and $1.5 million, or $0.18 per diluted share in 1Q19.
  Provision for loan losses was $392,000 for the quarter, compared to a credit for loan losses of ($210,000) for 4Q19, and a credit for loan losses of ($57,000) for 1Q19.
  Net interest margin of 3.97% for 1Q20, compared to 4.07% for 4Q19 and 3.99% for 1Q19.
  Total deposits decreased to $711.6 million at March 31, 2020, compared to $750.9 million at December 31, 2019, and $734.7 million at March 31, 2019.
  Total demand deposits represented 57.3% of total deposits at March 31, 2020. Non-interest-bearing demand deposits increased $10.5 million to $121.3 million compared to $110.8 million at December 31, 2019 and decreased $14.2 million compared to $135.5 million at March 31, 2019.
  Total loans increased $6.4 million during the quarter to $782.0 million at March 31, 2020 compared to $775.6 million at December 31, 2019, and increased $11.9 million compared to $770.1 million at March 31, 2019.
  Book value per common share increased to $9.82 at March 31, 2020, compared to $9.68 at December 31, 2019, and $9.05 at March 31, 2019.
  Total risked based capital improved to 11.60% for the Bank at March 31, 2020 compared to 11.41% at December 31, 2019 and 10.76% at March 31, 2019.
  Net non-accrual loans of $2.6 million at March 31, 2020, compared to $2.4 million at December 31, 2019, and $3.3 million at March 31, 2019.
  Other assets acquired through foreclosure, net was $2.7 million at March 31, 2020, compared to $2.5 million at December 31, 2019, and zero at March 31, 2019.

Income Statement

Net interest income was $8.5 million in 1Q20 compared to $8.8 million in 4Q19 and $8.2 million in 1Q19.  Non-interest income was $950,000 in 1Q20 compared to $1.7 million in 4Q19, and $604,000 in 1Q19.

First quarter net interest margin was 3.97%, compared to 4.07% in 4Q19, and 3.99% in 1Q19.  “The decline in our net interest margin compared to the prior quarter was primarily due to the swift reduction in short term interest rates during the quarter and the resulting effect on yields in the loan and investment portfolios,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.

Provision for loan losses was $392,000 for 1Q 20, compared to a credit for loan losses of ($210,000) for 4Q19, and a credit for loan losses of ($57,000) for 1Q19.  The increase in the current quarter was primarily driven by current economic conditions and loan growth in the manufactured housing and commercial real estate portfolios.

Non-interest expenses totaled $6.7 million in 1Q20, compared to $6.8 million in the preceding quarter and $6.7 million in 1Q19.  The decrease in the quarter was primarily related to a reduction in professional fees and other expenses, offsetting a slight increase in salary and employee benefits.

The reduction in net income was largely due to the reduction of the non-interest income in 1Q20 compared to 4Q19 which was primarily due to lower gain on loan sale revenue.

Balance Sheet

“We continue to actively manage the balance sheet, maintaining strict underwriting standards with loan originations, and using cheaper funding sources as available,” said Thompson.  Total assets increased modestly to $925.2 million at March 31, 2020, compared to $913.9 million at December 31, 2019 and increased $42.8 million, or 4.9%, compared to $882.4 million at March 31, 2019.  Total loans increased to $782.0 million at March 31, 2020, compared to $775.6 million at December 31, 2019, and $770.1 million at March 31, 2019.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 6.0% from year ago levels to $391.2 million at March 31, 2020 and comprise 50.0% of the total loan portfolio.  Manufactured housing loans were up 6.0% from year ago levels to $263.5 million and represent 33.7% of total loans.  Commercial loans (which include agriculture loans) were down 15.3% from year ago levels to $98.4 million and represent 12.6% of the total loan portfolio.  The majority of this decrease was in the commercial agriculture portfolio as the Company switched its production focus from on-balance sheet Federal Service Agency loans with guarantees to off-balance sheet Farmer Mac loans.

Total deposits were $711.6 million at March 31, 2020, compared to $750.9 million at December 31, 2019, and $734.7 million at March 31, 2019.  Non-interest-bearing demand deposits increased $10.5 million during the quarter to $121.3 million at March 31, 2020, compared to $110.8 million at December 31, 2019, and decreased $14.2 million compared to $135.5 million at March 31, 2019.  Interest-bearing demand deposits decreased $27.5 million to $286.7 million at March 31, 2020, compared to $314.3 million at December 31, 2019, and remained relatively flat compared to $287.1 million at March 31, 2019.  Certificates of deposit, which include brokered deposits decreased $22.6 million during the quarter to $287.6 million at March 31, 2020, compared to $310.1 million at December 31, 2019 and decreased $9.5 million compared to $297.0 million at March 31, 2019. The reduction in deposits was due to divesting of some high priced municipal funding to lower cost non-deposit funding sources. Stockholders’ equity increased to $83.2 million at March 31, 2020, compared to $82.0 million at December 31, 2019, and $76.5 million at March 31, 2019.  Book value per common share increased to $9.82 at March 31, 2020, compared to $9.68 at December 31, 2019, and $9.05 at March 31, 2019.

Credit Quality

The Company recorded a provision for loan losses of $392,000 in 1Q20.  This compares to a credit to its provision for loan losses of ($210,000) in 4Q19, and a credit of ($57,000) in 1Q19.  The allowance for loan losses, including the reserve for undisbursed loans, was $9.2 million, or 1.23% of total loans held for investment, at March 31, 2020.  Net non-accrual loans plus net other assets acquired through foreclosure were $5.4 million at March 31, 2020, compared to $4.9 million at December 31, 2019, and $3.3 million at March 31, 2019.

Net non-accrual loans totaled $2.6 million at March 31, 2020, compared to $2.4 million at December 31, 2019 and $3.3 million a year ago.  Of the $2.6 million of net non-accrual loans at March 31, 2020, $1.5 million were commercial loans, $0.9 million were manufactured housing loans, $0.1 million were SBA loans, and $0.1 million were commercial real estate loans.

There was $2.7 million in other assets acquired through foreclosure as of March 31, 2020.  This compares to $2.5 million of other assets acquired through foreclosure at December 31, 2019, and no other assets acquired through foreclosure a year prior.  The majority of this balance relates to one commercial property of $2.5 million.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.045 per common share, payable May 29, 2020 to common shareholders of record on May 08, 2020.

Stock Repurchase Program

The Company did not repurchase shares during the first quarter of 2020, leaving $1.4 million available under the previously announced repurchase program.  The Company has suspended its repurchase program until further notice.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has eight full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.  As previously announced, the Company will close its Westlake Village banking office effective June 15, 2020.

Industry Accolades

In April 2019, Community West was awarded a “Premier” rating by The Findley Reports.  For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Interest income
Loans, including fees	$10,664	$11,136	$10,541
Investment securities and other	311	492	484
Total interest income	10,975	11,628	11,025
Interest expense
Deposits	2,122	2,413	2,444
Other borrowings	390	377	358
Total interest expense	2,512	2,790	2,802
Net interest income	8,463	8,838	8,223
Provision (credit) for loan losses	392	(210)	(57)
Net interest income after provision for loan losses	8,071	9,048	8,280
Non-interest income
Other loan fees	341	455	207
Gains from loan sales, net	190	765	-
Document processing fees	124	116	87
Service charges	134	160	139
Other	161	168	171
Total non-interest income	950	1,664	604
Non-interest expenses
Salaries and employee benefits	4,398	4,141	4,381
Occupancy, net	758	750	782
Professional services	383	552	381
Data processing	283	236	224
Depreciation	208	214	213
FDIC assessment	144	118	170
Advertising and marketing	153	228	129
Stock-based compensation	85	100	95
Other	317	475	342
Total non-interest expenses	6,729	6,814	6,717
Income before provision for income taxes	2,292	3,898	2,167
Provision for income taxes	694	1,179	657
Net income	$1,598	$2,719	$1,510
Earnings per share:
Basic	$0.19	$0.32	$0.18
Diluted	$0.19	$0.32	$0.18

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2020	2019	2019

Cash and cash equivalents	$3,002	$2,539	$1,907
Interest-earning deposits in other financial institutions	86,663	80,122	51,499
Investment securities	23,909	25,563	31,562
Loans:
Commercial	98,365	101,485	116,103
Commercial real estate	391,207	385,642	369,206
SBA	13,330	14,777	18,070
Manufactured housing	263,484	257,247	248,669
Single family real estate	11,191	11,668	11,375
HELOC	4,196	4,531	6,585
Other (1)	223	213	58
Total loans	781,996	775,563	770,066

Loans, net
Held for sale	39,458	42,046	46,995
Held for investment	742,538	733,517	723,071
Less: Allowance for loan losses	(9,167)	(8,717)	(8,648)
Net held for investment	733,371	724,800	714,423
NET LOANS	772,829	766,846	761,418

Other assets	38,805	38,800	36,008

TOTAL ASSETS	$925,208	$913,870	$882,394

Deposits
Non-interest-bearing demand	$121,293	$110,843	$135,495
Interest-bearing demand	286,736	314,278	287,095
Savings	16,016	15,689	15,128
Certificates of deposit ($250,000 or more)	93,615	96,431	91,580
Other certificates of deposit	193,939	213,693	205,431
Total deposits	711,599	750,934	734,729
Other borrowings	115,000	65,000	52,750
Other liabilities	15,448	15,958	18,462
TOTAL LIABILITIES	842,047	831,892	805,941

Stockholders' equity	83,161	81,978	76,453

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$925,208	$913,870	$882,394

Common shares outstanding	8,472	8,472	8,450

Book value per common share	$9.82	$9.68	$9.05

(1) Includes consumer, other loans, securitized loans, and deferred fees

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
Return on average common equity	7.76%	13.35%	7.99%
Return on average assets	0.73%	1.21%	0.71%
Efficiency ratio	71.49%	64.88%	76.10%
Net interest margin	3.97%	4.07%	3.99%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
Average assets	$886,418	$887,902	$859,684
Average earning assets	858,064	862,350	834,944
Average total loans	787,537	779,698	768,253
Average deposits	718,205	725,029	716,953
Average common equity	82,815	80,825	76,683

EQUITY ANALYSIS	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
Total common equity	$83,161	$81,978	$76,453
Common stock outstanding	8,472	8,472	8,450

Book value per common share	$9.82	$9.68	$9.05

ASSET QUALITY	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
Nonaccrual loans, net	$2,645	$2,389	$3,257
Nonaccrual loans, net/total loans	0.34%	0.31%	0.42%
Other assets acquired through foreclosure, net	$2,707	$2,524	$-

Nonaccrual loans plus other assets acquired through foreclosure, net	$5,352	$4,913	$3,257
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.58%	0.54%	0.37%
Net loan (recoveries)/charge-offs in the quarter	$(58)	$(58)	$(14)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.01%)	(0.00%)

Allowance for loan losses	$9,167	$8,717	$8,648
Plus: Reserve for undisbursed loan commitments	76	85	87
Total allowance for credit losses	$9,243	$8,802	$8,735
Allowance for loan losses/total loans held for investment	1.23%	1.19%	1.20%
Allowance for loan losses/nonaccrual loans, net	346.58%	364.88%	265.52%

Community West Bank *
Community bank leverage ratio	9.21%	N/A	N/A
Tier 1 leverage ratio	9.21%	9.06%	8.63%
Tier 1 capital ratio	10.42%	10.28%	9.62%
Total capital ratio	11.60%	11.41%	10.76%

INTEREST SPREAD ANALYSIS	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
Yield on total loans	5.45%	5.67%	5.56%
Yield on investments	2.56%	3.47%	3.55%
Yield on interest earning deposits	1.22%	1.66%	2.22%
Yield on earning assets	5.14%	5.35%	5.36%

Cost of interest-bearing deposits	1.42%	1.57%	1.64%
Cost of total deposits	1.19%	1.32%	1.38%
Cost of borrowings	2.29%	2.31%	2.91%
Cost of interest-bearing liabilities	1.51%	1.64%	1.74%

* Capital ratios are preliminary until the Call Report is filed.